EXHIBIT 99.1

Jushi Holdings Inc. Reports Unaudited, Preliminary Fourth Quarter and Full Year 2022 Financial Results

Q4 2022 Revenue Increased 16.6% YoY to $76.8 million and FY 2022 Revenue Increased 35.8% to a Record $284.3 million

Solidified Retail Network with Seven New Store Openings and 35 Operational Dispensaries Nationwide in 2022

BOCA RATON, Fla., March 31, 2023 (GLOBE NEWSWIRE) -- Jushi Holdings Inc. (“Jushi” or the “Company”) (CSE: JUSH) (OTCQX: JUSHF), a vertically integrated, multi-state cannabis operator, is pleased to announce its unaudited preliminary financial results for the fourth quarter (“Q4 2022”) and full year ended December 31, 2022 (“FY 2022”). All financial information is provided in U.S. dollars unless otherwise indicated and is prepared under U.S. Generally Accepted Accounting Principles (“GAAP”).

Financial Highlights

Q4 2022

  Total revenue of $76.8 million, an increase of 16.6% year-over-year and 5.5% sequentially
  Gross profit of $22.0 million, an increase of 11.4% year-over-year
  Net loss of $139.9 million
  Adjusted EBITDA1 of $6.0 million
  Reduced inventory by $7.0 million versus the prior quarter
  Cash, cash equivalents and restricted cash were $27.1 million

FY 2022

  Total revenue of $284.3 million, an increase of 35.8% year-over-year
  Gross profit of $95.5 million, an increase of 14.5% year-over-year
  Net loss of $202.3 million
  Adjusted EBITDA1 of $7.1 million
  Reduced inventory by $8.2 million versus the prior year

1 See “Use of Non-GAAP Financial Information” and "Unaudited Reconciliation of Net (Loss) Income to Adjusted EBITDA" below.

Fourth Quarter 2022 Operational Highlights

  Made significant progress on the Company’s expansion projects in Virginia and Pennsylvania, expanding total overall canopy to 69,310 sq. ft. and increased total annual biomass capacity to 49,121 lbs., as of year end
  Grew Virginia patient base by ~188% year-over-year, concluding FY 2022 with over 12,000 Jushi active patients and the total number of certified patients in our footprint to date in Virginia is approximately 22,620
  Closed US$73.1 million debt financing used to redeem outstanding existing senior secured notes and extend our senior debt maturity to December 2026
  Relocated the Beyond Hello™ Westside dispensary in Pennsylvania to Dickson City in the Greater Scranton Area
  Launched a suite of products in California exclusively at Beyond Hello™ retail locations, including Sèchè pre-roll singles, Tasteology fruit chews, and The Lab vapes
  Strengthened Board of Directors and senior leadership with appointments of Bill Wafford as an Independent Director and Chair of the Audit Committee, and Tobi Lebowitz to Chief Legal Officer and Corporate Secretary

Recent Developments

  Opened the 36th and 37th retail locations nationwide, establishing a fifth vertically integrated state-level operation with the first Beyond Hello™ medical dispensary in Ohio, and adding a fifth medical cannabis dispensary in Arlington, Virginia
  Continued focus on cost-savings and efficiency optimization plan, reducing employee headcount from approximately 1,570 total employees at peak in 2022 to approximately 1,310 total employees today. We expect to move to a new labor model resulting in a total estimated 50% labor hour savings since April of 2022.
  Made a series of leadership appointments, including hiring Michelle Mosier as Chief Financial Officer, and appointing Nichole Upshaw to Chief People Officer, and management changes of Shaunna Patrick to Chief Commercial Director, and Trent Woloveck to Chief Strategy Director
  Secured up to US$10.0 million equipment lease financing facility and funding commitment from XS Financial, and drew down an additional US$1.9 million on an Arlington, VA real estate mortgage facility in the first quarter of 2023
  Expanded 93,000 sq. ft. Virginia facility and its canopy to approximately 15,700 sq. ft. In Q4 2022, Jushi has scaled operations to become EBITDA positive in Virginia.
  In Virginia, in the design phase of a second connected building that can increase our grower-processor facility's total square footage up to approximately 263,000 square feet. By splitting up the next development phase into two pieces, costs should be reduced to approximately $35 million.

Management Commentary
“Given the challenging macroeconomic backdrop our industry is operating under, I am pleased to report solid annual and quarterly top-line growth,” said Jim Cacioppo, Chief Executive Officer, Chairman and Founder of Jushi Holdings Inc. “Jushi experienced many bright spots over the course of the year, including rapidly growing our retail network across six markets and diversifying our house of brands and product suite. In addition, we made meaningful progress on the completion of our expansion projects in Pennsylvania and Virginia, were awarded a retail dispensary license establishing our fifth vertically integrated state operation in Ohio, brought on a record number of new Jushi active patients in Virginia’s budding medical market, and scaled our presence in the expanding Nevada market. In 2023, we will continue our focused efforts to realize the full value of the asset base we have built and maximize the return on investment for our shareholders.”

Jim Cacioppo continued, “In the fourth quarter, we were able to successfully complete a $73.1 million financing to redeem our senior secured notes that were due in January. That being said, we are very aware of the challenging capital market environment facing us and the broader cannabis industry. As a result, our executive team is making real-time changes to our capital allocation strategy as we navigate these challenges and ensure we make the right investment decisions to secure our leadership position across each of our core markets.”

Jim Cacioppo concluded, “Looking ahead, we have shifted our attention from rapidly expanding our operations to focusing our efforts on efficiency optimization and cost-saving initiatives across all facets of our business.   We have built an incredibly strong and agile platform of high-quality assets distributed across an attractive state footprint and I am confident that this solid foundation along with our strong financial and operational discipline will enable us to accelerate our pathway to profitability as we continue to works towards being free cash flow positive, as soon as practical.”

Preliminary Financial Results for the Fourth Quarter Ended December 31, 2022

($ in millions)

	Quarter Ended December 31, 2022	Quarter Ended December 31, 2021	% Change
Revenue	$76.8	$65.9	16.6%
Gross profit	$22.0	$19.7	11.4%
Operating expenses	$161.2	$45.7	252.3%
Net (loss) income	$(139.9)	$6.2	NM
Adjusted EBITDA[1]	$6.0	$0.6	893%

Revenue in Q4 2022 increased 16.6% to $76.8 million as compared to $65.9 million in the fourth quarter of 2021 (“Q4 2021”). The year-over-year increase in revenue can be attributed to the expansion of the Company’s retail network in Massachusetts and Nevada, in addition to Beyond Hello™ store openings in Pennsylvania and Virginia. Additionally, wholesale revenue grew 38% due to continued growth primarily in Massachusetts, Nevada and Virginia. As for Jushi-brand sales as a percent of total retail sales, in our five vertical markets, it grew from 41% in Q3 2022, to 47% in Q4 2022 and approximately 50% in Q1 2023.

Gross profit in Q4 2022 was $22.0 million, or 28.6% of revenue, compared to $19.7 million, or 29.9% of revenue in Q4 2021. Prior year gross profit includes approximately $4.1 million of start-up costs that did not repeat in the current year. Gross profit margin in Q4 2022 declined in part due to costs associated with the expansion of the Pennsylvania and Virginia wholesale operations, which includes an increase in depreciation expense of approximately $3.5 million. Additionally, gross profit margin in Q4 2022 was negatively impacted by non-cash inventory charges, pricing compression across various markets and increased promotional activity in Pennsylvania.

Operating expenses for Q4 2022 were $161.2 million, compared to $45.7 million in Q4 2021. The increase in operating expenses was driven by non-cash asset impairment charges which were $122.0 million in Q4 2022 compared to $6.3 million in the prior year. The asset impairment charges in Q4 2022 relate primarily to goodwill and indefinite-lived intangible assets and are due to lower than expected operating results of the Company’s operations in California, Massachusetts, Nevada, Ohio, and Pennsylvania, driven in part by significant price compression, operational issues and the overall economy in these respective states. Additionally, selling, general and administrative expenses quarter over quarter were relatively flat at approximately $39.1 million as we worked to right size the organization.

The net loss for Q4 2022 was $139.9 million, compared to net income of $6.2 million in Q4 2021. The net loss was driven primarily by asset impairment charges as discussed above, as well as lower fair value gain on derivatives, loss on redemption of the 10% senior notes, and higher interest expense. Net loss was partially offset by an increase in gross profit and a decrease in income tax expense.

Adjusted EBITDA1 in Q4 2022 was $6.0 million compared to $0.6 million in Q4 2021. The improvement in Adjusted EBITDA is primarily due to increased sales and realizing the benefits of operational efficiencies.

1 See “Use of Non-GAAP Financial Information” and "Unaudited Reconciliation of Net (Loss) Income to Adjusted EBITDA" below.

Preliminary Financial Results for the Year Ended December 31, 2022

($ in millions)

	Year Ended December 31, 2022	Year Ended December 31, 2021	% Change
Revenue	$284.3	$209.3	35.8%
Gross profit	$95.5	$83.4	14.5%
Operating expenses	$315.8	$119.2	165.0%
Net (loss) income	$(202.3)	$17.5	NM
Adjusted EBITDA[1]	$7.1	$14.3	NM

Revenue increased 35.8% to $284.3 million, compared to $209.3 million in 2021. The year-over-year increase in revenue can be primarily attributed to the expansion of the Company’s retail operations in Nevada, Massachusetts, Pennsylvania, and Virginia, in addition to 67.9% of growth in wholesale operations primarily in Massachusetts, Nevada, and Virginia. In 2022, the Company opened seven stores, and ended the year with 35 operating dispensaries in six states, as compared to 28 in five states in 2021.

Gross profit was $95.5 million, or 34% of revenue, in 2022 compared to $83.4 million, or 40% of revenue, in 2021. The decline in gross profit margin was primarily due to an increase in costs due to the expansion of our wholesale operations, which includes an increase of $9.4 million in depreciation expense. Additionally pricing pressures in several markets negatively impacted gross profit margin.

Operating expenses were $315.8 million compared to $119.2 million in 2021. Operating expenses include non-cash impairment charges of $159.6 million in 2022 compared to $6.3 million in 2021. As discussed above, the impairment charges in 2022 relate primarily to goodwill and indefinite-lived intangible assets. Selling, general and administrative expenses were $156.2 million in 2022 compared to $112.8 million in 2021, and was driven by our investment in employees to support our ongoing growth, including recent acquisitions.

The net loss in 2022 was $202.3 million compared to net income of $17.5 million in 2021. The net loss was driven primarily by non-cash asset impairment charges as previously discussed and increased expenses to support the expansion of the Company’s operational footprint, including acquisitions in Nevada, lower fair value gain on derivatives, loss on redemption of the 10% senior notes, and higher interest expense. The net loss was partially offset by an increase in gross profit and a decrease in income tax expense.

Adjusted EBITDA1 in 2022 was $7.1 million compared to $14.3 million in 2021. The decrease in Adjusted EBITDA1 was due primarily to higher operating expenses in the first nine months of the year resulting from an increase in the size and scope of our general and administrative functions to support our expanded operations resulting from organic growth and acquisition, which was partially offset by higher sales.

1 See “Use of Non-GAAP Financial Information” and "Unaudited Reconciliation of Net (Loss) Income to Adjusted EBITDA" below.

Balance Sheet and Liquidity
As of December 31, 2022, the Company had approximately $27.1 million of cash, cash equivalents and restricted cash. For FY 2022, cash outflows for capital expenditures were $55.0 million as the Company completed a substantial amount of its expansion projects in Pennsylvania and Virginia, which is expected to lead to a reduction in capital expenditure in fiscal 2023, subject to market conditions and regulatory changes. In 2023, the Company expects capital expenditures for new projects to be approximately $13.0 million, of which, approximately $6 million is discretionary growth capital. As of December 31, 2022, the Company had approximately $206.4 million in principal amount of total debt, excluding leases and property, plant, and equipment financing obligations.

Financial Disclosure Advisory
The Company has not yet completed its reporting process for FY 2022. The preliminary results presented herein are unaudited and based on the Company's reasonable estimates and the information available to the Company at this time. As such, the Company's actual results may materially vary from the preliminary results presented herein and will not be finalized until the Company reports its final results for FY 2022 after the completion of its normal year end accounting and audit procedures. In addition, any statements regarding the Company's preliminary financial performance for FY 2022 do not present all information necessary for an understanding of the Company's financial condition and results of operations as of and for the year ended December 31, 2022. The unaudited preliminary financial results presented herein were not reviewed by our independent registered public accounting firm.

The Company also expects to file a notification of late filing on Form 12b-25 with the Securities and Exchange Commission, which provides an automatic 15-day extension of the filing deadline for its Annual Report on Form 10-K for its fiscal year ended December 31, 2022 (the "Form 10-K") because the Company needs additional time to complete its year-end accounting and audit procedures. The Company currently anticipates the Form 10-K will be filed within the 15-day extension period."

Use of Non-GAAP Financial Information
We believe that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to our financial condition and results of operations. For further information regarding these non-GAAP measures, including the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, please refer to the “Unaudited Reconciliation of Net (Loss) Income to Adjusted EBITDA” section of this press release.

Conference Call and Webcast Information
The Company will host a conference call to discuss its financial results for the fourth quarter and full year ended December 31, 2022 at 8:00 a.m. ET today, Friday, March 31, 2023.

Event:	Fourth Quarter and Full Year 2022 Financial Results Conference Call
Date:	Friday, March 31, 2023
Time:	8:00 a.m. Eastern Time
Live Call:	1-800-715-9871 (U.S. & Canada Toll-Free)
Conference ID:	6955959#
Webcast:	Register

For interested individuals unable to join the conference call, a webcast of the call will be available for one year following the conference call and can be accessed via webcast on Jushi’s Investor Relations website.

About Jushi Holdings Inc.
We are a vertically integrated cannabis company led by an industry-leading management team. In the United States, Jushi is focused on building a multi-state portfolio of branded cannabis assets through opportunistic acquisitions, distressed workouts, and competitive applications. Jushi strives to maximize shareholder value while delivering high-quality products across all levels of the cannabis ecosystem. For more information, visit jushico.com or our social media channels, Instagram, Facebook, Twitter and LinkedIn.

Forward-Looking Information and Statements
This press release contains certain "forward-looking information" within the meaning of applicable Canadian securities legislation as well as statements that may constitute "forward-looking statements" within the meaning of within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, contained in this press release, including statements regarding our strategy, future operations, intended expansion of our operations, future financial position, projected costs, prospects, and plans and objectives of management are forward-looking statements. These forward-looking statements are based on Jushi’s current expectations and beliefs concerning future developments and their potential effects. As a result, actual results could differ materially from those expressed by such forward-looking statements and such statements should not be relied upon. Generally, such forward-looking information or forward-looking statements can be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “is expected,” “budget,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases or may contain statements that certain actions, events or results “may,” “could,” “would,” “might” or “will be taken,” “will continue,” “will occur” or “will be achieved”. The forward-looking information and forward-looking statements contained herein may include but are not limited to, information concerning the expectations regarding Jushi, or the ability of Jushi to successfully achieve business objectives, and expectations for other economic, business, and/or competitive factors. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including risks related to the sufficiency of the Jushi’s cash resources and ability to operate as a going concern, the ability of Jushi to successfully and/or timely achieve business objectives, including with regulatory bodies, employees, suppliers, customers and competitors; changes in general economic, business and political conditions, including changes in the financial markets; changes in applicable laws; compliance with extensive government regulation, the risk that additional information may arise prior to the completion of restated condensed consolidated interim financial statements or other subsequent events that would require us to make additional adjustments, as well as other risks, uncertainties and other cautionary statements in the Company’s public filings with the applicable securities regulatory authorities on the SEC’s website at www.sec.gov and on SEDAR at www.sedar.com. Should one or more of these risks, uncertainties or other factors materialize, or should assumptions underlying the forward-looking information or statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated, believed, estimated, or expected.

Although the Company believes that the assumptions and factors used in preparing, and the expectations contained in, the forward-looking information and statements are reasonable, undue reliance should not be placed on such information and statements, and no assurance or guarantee can be given that such forward-looking information and statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information and statements. The forward-looking information and forward-looking statements contained in this press release are made as of the date of this press release, and the Company does not undertake to update any forward-looking information and/or forward-looking statements that are contained or referenced herein, except in accordance with applicable securities laws. All subsequent written and oral forward-looking information and statements attributable to the Company or persons acting on its behalf is expressly qualified in its entirety by this notice.

For further information, please contact:

Investor Relations Contact:
Lisa Forman
Director of Investor Relations
617-767-4419
investors@jushico.com

Media Contact:
Ellen Mellody
570-209-2947
ellen@mattio.com

JUSHI HOLDINGS INC.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of U.S. dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
REVENUE, NET	$76,822	$65,892	$284,284	$209,292
COST OF GOODS SOLD	(54,866)	(46,181)	(188,806)	(125,898)
GROSS PROFIT	$21,956	$19,711	$95,478	$83,394

OPERATING EXPENSES
Selling, general and administrative	$39,118	$39,400	$156,166	$112,815
Asset impairments	122,045	6,344	159,645	6,344
Total operating expenses	$161,163	$45,744	$315,811	$119,159

LOSS FROM OPERATIONS	$(139,207)	$(26,033)	$(220,333)	$(35,765)

OTHER INCOME (EXPENSE):
Interest expense, net	$(11,417)	$(9,465)	$(45,591)	$(30,610)
Fair value gains on derivatives	28,654	38,370	91,887	105,170
Other, net	(19,478)	11,952	(19,839)	8,309
Total other income (expense), net	$(2,241)	$40,857	$26,457	$82,869

(LOSS) INCOME BEFORE INCOME TAX	$(141,448)	$14,824	$(193,876)	$47,104
Income tax benefit (expense)	1,511	(8,613)	(8,448)	(29,625)
NET (LOSS) INCOME AND COMPREHENSIVE (LOSS) INCOME	$(139,937)	$6,211	$(202,324)	$17,479
Net loss attributable to non-controlling interests	—	(2,345)	—	(2,772)
NET (LOSS) INCOME AND COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO JUSHI SHAREHOLDERS	$(139,937)	$8,556	$(202,324)	$20,251
(LOSS) EARNINGS PER SHARE ATTRIBUTABLE TO JUSHI SHAREHOLDERS - BASIC	$(0.71)	$0.05	$(1.06)	$0.12
Weighted average shares outstanding - basic	196,220,220	179,850,146	190,021,550	170,292,035
(LOSS) EARNINGS PER SHARE ATTRIBUTABLE TO JUSHI SHAREHOLDERS - DILUTED	$(0.83)	$(0.14)	$(1.44)	$(0.42)
Weighted average shares outstanding - diluted	203,346,826	207,333,356	204,235,432	201,610,251

JUSHI HOLDINGS INC.
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of U.S. dollars)

(Unaudited)

	December 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,196	$94,962
Accounts receivable, net	4,809	3,200
Inventories, net	35,089	43,319
Prepaid expenses and other current assets	3,957	12,875
Total current assets	$70,051	$154,356
NON-CURRENT ASSETS:
Property, plant and equipment, net	$177,755	$137,280
Right-of use assets - finance leases	114,021	94,008
Other intangible assets, net	100,755	192,466
Goodwill	38,239	45,828
Other non-current assets	27,570	27,586
Non-current restricted cash	950	525
Total non-current assets	$459,290	$497,693
Total assets	$529,341	$652,049

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$21,313	$10,539
Accrued expenses and other current liabilities	46,329	47,972
Income tax payable	19,921	6,614
Debt, net - current portion (including related party principal amounts of $3,189 as of December 31, 2022 and $3,384 as of December 31, 2021)	8,704	6,181
Finance lease obligations - current	11,361	12,620
Total current liabilities	$107,628	$83,926
NON-CURRENT LIABILITIES:
Non-current debt, net (including related party principal amounts of $17,491 as of December 31, 2022 and $1,194 as of December 31, 2021)	$180,558	$119,798
Finance lease obligations - non-current	102,375	88,297
Derivative liabilities	14,134	92,435
Income tax liabilities - non-current	57,200	60,051
Other Liabilities - non-current	21,555	26,559
Total non-current liabilities	375,822	387,140
Total liabilities	$483,450	$471,066
COMMITMENTS AND CONTINGENCIES (Note 22)
EQUITY:
Common stock, no par value; authorized shares - unlimited; issued and outstanding shares - 196,686,372 and 182,707,359 Subordinate Voting Shares as of December 31, 2022 and December 31, 2021, respectively	$—	$—
Paid-in capital	492,020	424,788
Accumulated deficit	(444,742)	(242,418)
Total Jushi shareholders' equity	$47,278	$182,370
Non-controlling interests	(1,387)	(1,387)
Total equity	$45,891	$180,983
Total liabilities and equity	$529,341	$652,049

JUSHI HOLDINGS INC.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of U.S. dollars)

(Unaudited)

	Year Ended December 31,
	2022	2021
Net cash flows used in operating activities	$(23,257)	$(14,304)
Net cash flows used in investing activities	$(79,018)	$(113,455)
Net cash flows provided by financing activities	33,983	137,663
Effect of currency translation on cash and cash equivalents	(49)	(274)
NET CHANGE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	$(68,341)	$9,630
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	95,487	85,857
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$27,146	$95,487

JUSHI HOLDINGS INC.
UNAUDITED RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA
(in thousands of U.S. dollars)

EBITDA and Adjusted EBITDA

In addition to providing financial measurements based on GAAP, the Company provides additional financial metrics that are not prepared in accordance with GAAP. Management uses non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate the Company’s financial performance. These non-GAAP financial measures are EBITDA and Adjusted EBITDA (each as defined below). Management believes that these non-GAAP financial measures reflect the Company’s ongoing business by excluding the effects of expenses that are not reflective of the Company's operating business performance and allow for meaningful comparisons and analysis of trends in the Company's business. These non-GAAP financial measures also facilitate comparing financial results across accounting periods and to those of peer companies. As there are no standardized methods of calculating these non-GAAP measures, the Company’s methods may differ from those used by others, and accordingly, the use of these measures may not be directly comparable to similar measures used by others, thus limiting their usefulness. Accordingly, these non-GAAP measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

EBITDA and Adjusted EBITDA are financial measures that are not defined under GAAP. Management defines EBITDA as net income (loss), or “earnings”, before interest, income taxes, depreciation and amortization. Management defines Adjusted EBITDA as EBITDA before: (i) non-cash share-based compensation expense and other one-time charges; (ii) inventory-related adjustments; (iii) fair value changes in derivatives; (iv) other income/expense items (v) transaction costs; (vi) asset impairment; (vii) loss on debt extinguishment; and (viii) start-up costs. These financial measures are metrics that have been adjusted from the GAAP net income (loss) measure in an effort to provide readers with a normalized metric in making comparisons more meaningful across the cannabis industry, as well as to remove non-recurring, irregular and one-time items that may otherwise distort the GAAP net income measure. Other companies in the Company's industry may calculate this measure differently, limiting their usefulness as comparative measures.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
NET (LOSS) INCOME (1)	$(139,937)	$6,211	$(202,324)	$17,479
Income tax (benefit) expense	(1,511)	8,613	8,448	29,625
Interest expense, net	11,417	9,465	45,591	30,610
Depreciation and amortization (2)	10,829	3,126	26,492	8,411
EBITDA (Non-GAAP)	$(119,202)	$27,415	$(121,793)	$86,125
Non-cash share-based compensation	5,959	5,525	23,073	14,506
Inventory charge adjustments (3)	5,510	2,567	7,792	3,432
Indefinite-lived intangible asset impairment	73,161	—	110,761	—
Goodwill impairment	40,397	1,783	40,397	1,783
Tangible long-lived asset impairment	8,487	4,561	8,487	4,561
Fair value changes in derivatives	(28,654)	(38,370)	(91,887)	(105,170)
Losses on debt redemptions/extinguishments/modifications	18,858	—	18,858	3,815
Other, net (4)	851	(8,929)	2,021	(6,956)
Start-up costs (5)(7)	319	5,018	4,143	9,747
Transaction costs (6)(7)	344	1,037	5,221	2,471
Adjusted EBITDA (Non-GAAP)	$6,030	$607	$7,073	$14,314

(1)	Net (loss) income includes amounts attributable to non-controlling interests.
(2)	Includes amounts that are included in cost of goods sold and in operating expenses.
(3)	Includes: (i) inventory step-up on business combinations; (ii) inventory recall reserves; and (iii) reserves for discontinued products. The inventory step-up on business combinations relate to the fair value write-up on inventory acquired on the business acquisition date and then sold subsequent to the acquisition date. The inventory recall reserves relate to the estimated impact of the Pennsylvania Department of Health recall and ban of vape products containing certain cannabis concentrates. The ban was lifted in June 2022.
(4)	Includes: (i) remeasurement of contingent consideration related to acquisitions; (ii) losses (gains) on investments and financial assets; (iii) losses (gains) on legal settlements; and (iv) severance costs.
(5)	Expansion and start-up costs incurred in order to prepare a location for its intended use. Start-up costs are expensed as incurred and are not indicative of ongoing operations of each new location.
(6)	Transaction costs include: (i) registration statement costs such as professional fees and other costs relating to our SEC registration; and (ii) acquisition and deal costs.
(7)	During the second quarter of 2021, we revised our methodology for calculating Adjusted EBITDA to also adjust for the effects of acquisition and deal costs and start-up costs. We revised our methodology for calculating Adjusted EBITDA because we believe that the fluctuations caused in our operating results from these items are not reflective of our core performance, and that the revised methodology provides management and investors more useful information to evaluate the operations of our business. The prior period data for these items has been added to conform to current period presentation.